Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "DAKOTA GOLD CORP." FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF MAY, A.D. 2024, AT 5:53 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3059121 8100F
SR# 20242127098

Authentication: 203486620
Date: 05-15-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:53 PM 05/14/2024
FILED 05:53 PM 05/14/2024
SR 20242127098 - File Number 3059121

CERTIFICATE OF INCORPORATION

OF

DAKOTA GOLD CORP.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is Dakota Gold Corp. (the "**Corporation**").

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, DE 19801 (New Castle County). The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "**DGCL**").

ARTICLE IV
CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 300,000,000, of which all of the shares shall be shares of common stock having a par value of $0.001 per share ("**Common Stock**").

Section 4.02 Common Stock. The holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share it holds.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and

authority expressly conferred upon the Board of Directors by statute, this Certificate of Incorporation, or the Bylaws of the Corporation (the "**Bylaws**"), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders; *provided*, *however*, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

Section 5.02 Number of Directors. The number of directors of the Corporation which shall constitute the entire Board of Directors shall be the number of directors as fixed from time to time in accordance with the Bylaws.

Section 5.03 Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of director of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it currently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

Section 6.02 Indemnification. The Corporation shall indemnify to the fullest extent permitted by law as it now exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII
BYLAWS

Section 7.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 7.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws.

ARTICLE VIII
AMENDMENTS

The Corporation reserves the right at any time from time to time to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change, or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation.

ARTICLE IX
INCORPORATOR

The name and mailing address of the incorporator are:

Joshua Lowenguth 1550 17th Street, Suite 500
Denver, Colorado 80202

/s/ Joshua Lowenguth

Joshua Lowenguth
Incorporator

Reservation Number	Entity Name	Entity Type	Cost ($)	Status	Expiration Date
3059121	DAKOTA GOLD CORP.	Corporation	$75.00	Reserved	6/5/2024